Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Mediscan, Inc.

as the Buyer

DirectEd Solutions Inc.
and
Directed Specialized Services Inc.

as the Seller Companies

and

Mihal Spiegel

August 19, 2014

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 19, 2014, is made and entered into by and among (i) Mediscan, Inc., a California corporation (the “Buyer”), (ii) DirectEd Solutions Inc. and DirectEd Specialized Services Inc., each a California corporation (each, a “Seller Company,” and together, the “Seller Companies”) and (iii) Mihal Spiegel (the “Stockholder”).  The above parties are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Seller Companies are engaged in the business of providing staffing and consulting services to charter schools in the areas of special education and substitute teachers and other types of school personnel (the “Business”).

WHEREAS, the Stockholder owns 100.0% of the issued and outstanding capital stock of each Seller Company.

WHEREAS, the Seller Companies and the Stockholder wish to sell to the Buyer, and the Buyer wishes to purchase from the Seller Companies, substantially all of the Seller Companies’ assets used in connection with the Business, on the terms and subject to the conditions set forth herein.

WHEREAS, as a material inducement to the Buyer to enter into this Agreement, and as an express condition to the consummation of the Transactions, each of the Seller Companies and the Stockholder is agreeing to the non-competition and non-solicitation covenants set forth in Section 6.3.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1   Certain Defined Terms.  Each capitalized term used herein shall have the meaning ascribed to such term in Exhibit A hereto.

ARTICLE II
PURCHASE AND SALE

2.1   Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, each Seller Company is selling, assigning, transferring, conveying and delivering to the Buyer, and the Buyer is purchasing from each such Seller Company, all of such Seller Company’s right, title and interest, direct or indirect, in and to the Purchased Assets, in each case free and clear of any Encumbrances (other than Permitted Encumbrances), including, without limitation, all of such Seller Company’s right, title and interest in and to the following as they exist at the Closing Date:

(a)   all assets recorded or reflected on the Balance Sheet and all assets acquired by such Seller Company since the date of the Balance Sheet (including assets such as Contracts to which no value was attributed);

(b)   all Personal Property, including, without limitation, those items set forth on Schedule 3.11 of the Seller Disclosure Schedules;

(c)   all Intellectual Property, including, without limitation, such Intellectual Property listed on Schedule 3.12 of the Seller Disclosure Schedules;

(d)   all Seller Contracts set forth on Schedule I;

(e)   the telephone and facsimile number(s) used by such Seller Company in the Business, except for cell phone numbers and cell phones used by the Stockholder;

(f)   all Inventory;

(g)          all Business Records;

(h)          all Permits;

(i)   all Prepaid Items;

(j)   all Rights;

(k)          the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business;

(l)   all insurance policies and rights thereunder as determined by Buyer; and

(m)         all claims (including insurance benefits and proceeds to the extent such benefits or proceeds relate to a Purchased Asset or Assumed Liability), credits, causes of action, rights of recovery, rights of recoupment and rights of set-off of the Seller Companies of any kind.

2.2   Excluded Assets.  Notwithstanding anything contained in Section 2.1 to the contrary, the Seller Companies are not selling, assigning, transferring, conveying and delivering, and the Buyer is not purchasing, any of the following assets of the Seller Companies, all of which shall be retained by the Seller Companies (collectively, the “Excluded Assets”):

(a)   any Cash, bank account, or investment account of any Seller Company (except for Cash arising pursuant to Section 2.1(l));

(b)   subject to Section 2.12, any Receivables;

(c)   any Employee Plans of any Seller Company, and any assets related thereto;

(d)   any tax or other refunds attributable to any Pre-Closing Tax Period;

(e)   the rights associated with the leases of all Leased Real Property, including prepaid rent deposits and income related thereto (if any); and

(f)   all rights of the Seller Companies under this Agreement and the Ancillary Agreements.

2.3   Subsequently Assumed Seller Contracts.  Notwithstanding the foregoing or any other provision hereof, if after the Closing Date, any Seller Company or the Buyer identifies a Contract related to the Business that existed as of the Closing Date, but which Contract was not identified as a Seller Contract on Schedule 3.14(a) of the Seller Disclosure Schedules, then such Party will so notify the other Party.  In such case, the Buyer will have the right to assume such Contract by providing written notice to the relevant Seller Company, and such Seller Company will assign such Contract to the Buyer, in which event such Contract will be deemed a Purchased Asset hereunder.  In the event such Contract requires consent to assignment, the relevant Seller Company agrees to use its best efforts to obtain such consent.  If such Contract is not so assumed by the Buyer, then such Contract will be treated as an Excluded Asset for all purposes hereof.  Promptly following the receipt of any such required consent(s), or, if no consent is required, upon notification by the Buyer of its election to assume any Contract that is subject to this Section 2.3, the relevant Seller Company and the Buyer shall execute a separate instrument assigning such Contract to the Buyer, with the assignment of such Contract effective as of, at the option of the Buyer, the Closing Date (in which case all amounts paid thereunder will be delivered to the Buyer).

2.4   Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume only the liabilities of Seller Companies under the Seller Contracts set forth on Schedule I, in respect of, and only to the extent arising in, any period following the Closing (the “Assumed Liabilities”), but only to the extent that (i) the Seller Companies’ rights thereunder are effectively transferred to the Buyer and (ii) such liabilities and obligations (A) do not arise from or relate to any breach by any Seller Company of any provision of any Seller Contract, and (B) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any Seller Contract.

2.5   Excluded Liabilities.  Notwithstanding the provisions of Section 2.4 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform, satisfy or otherwise discharge (and the Seller Companies shall retain, pay, perform, satisfy or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller Companies of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”).

2.6   Consents and Waivers; Further Assurances.

(a)   Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign, transfer or deliver any Seller Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  The Seller Companies and the Stockholder shall use their best efforts to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain all other consents and waivers necessary to convey to the Buyer all of the Purchased Assets.  In the event any such consents or waivers are not obtained prior to the Closing, the Seller Companies and the Stockholder shall continue to use their best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller Companies and the Stockholder will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the relevant Seller Company in the benefits under any such Seller Contract, Permit, Right or other Purchased Asset, including performance by such Seller Company, if economically feasible, as agent.

(b)   From time to time following the Closing, the parties hereto shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the assets, properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements, and to assure fully to the Seller Companies the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the Transactions.

2.7   Purchase Price; Payments.

(a)   As consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, and the non-competition and non-solicitation covenants set forth in Section 6.3, in addition to the Buyer’s assumption of the Assumed Liabilities, the Seller Companies shall receive, on the terms and conditions set forth in this Agreement, an aggregate amount equal to the sum of the following (the “Purchase Price”):

(i)   Five Hundred Thousand Dollars ($500,000.00) in cash (the “Initial Cash Payment”); plus

(ii)   Nine Hundred Thousand Dollars ($900,000.00) by delivery of a promissory note, substantially in the form attached hereto as Exhibit B (the “Closing Promissory Note”); plus

(iii)   the Earn-Out Payments.

(b)   The Initial Cash Payment shall be paid by the Buyer to the Seller Companies on or before the tenth (10) calendar day after the Closing by wire transfer in immediately available funds to the account or accounts designated by the Seller Companies in writing.

2.8   Earn-Out.

(a)   Earn-Out Payments.

(i)   2014 Earn-Out Payment.  At such time as provided in Section 2.8(c), with respect to the period beginning August 1, 2014 and ending December 31, 2014 (such period being a Calculation Period), Buyer shall pay to the Seller Companies an amount, if any (the “2014 Earn-Out Payment”), equal to the product of (i) the quotient obtained by dividing the Division Revenue achieved during such Calculation Period by $2,600,000.00; multiplied by (ii) $200,000.00; provided that such Earn-Out Payment shall not exceed $200,000.00.  For example, if the Division Revenue such Calculation Period were $2,300,000, then the 2014 Earn-Out Payment would be equal to:

$2,300,000
$2,600,000	x $200,000

= .8846154 x $200,000

= $176,923.08

(ii)   2015 Earn-Out Payment.  At such time as provided in Section 2.8(c), with respect to the period beginning January 1, 2015 and ending December 31, 2015 (such period being a Calculation Period), Buyer shall pay to the Seller Companies an amount, if any (such amount being an Earn-Out Payment), equal to the product of (i) the quotient obtained by dividing the Division Gross Profits achieved during such Calculation Period by $2,200,000.00, multiplied by (ii) $100,000.00; provided that such Earn-Out Payment shall not exceed $100,000.00.

(iii)   2016-2018 Earn-Out Payments.  At such time as provided in Section 2.8(c), with respect to each of the 2016, 2017, and 2018 calendar years (each such period being a Calculation Period), Buyer shall pay to the Seller Companies an amount, if any (each such amount being an Earn-Out Payment), equal to the product of (i) the quotient obtained by dividing the Division Gross Profits achieved during such Calculation Period by $2,800,000.00, multiplied by (ii) $100,000.00; provided that each such Earn-Out Payment shall not exceed $100,000.00.

(iv)   2019 Earn-Out Payments.  At such time as provided in Section 2.8(c), with respect to the period beginning January 1, 2019 and ending December 31, 2019 (the “2019 Calculation Period”), Buyer shall pay to the Seller Companies the following amounts:

(A)   an amount (the “2019-A Earn-Out Payment”) equal to the product of (i) the quotient obtained by dividing the Division Gross Profit achieved during the 2019 Calculation Period by $2,800,000.00, multiplied by (ii) $100,000.00; provided that such Earn-Out Payment shall not exceed $100,000.00; plus

(B)   an amount (the “2019-B Earn-Out Payment”) calculated as set forth on Schedule II based upon the Division Gross Profit achieved during the 2019 Calculation Period.

(b)   Procedures Applicable to Determination of the Earn-Out Payments.

(i)   On or before the date which is thirty (30) days after the last day of each Calculation Period (each such date, an “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller Companies a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Division Revenue or Division Gross Profit, as applicable, for the applicable Calculation Period and its calculation of the resulting Earn-Out Payment (in each case, an “Earn-Out Calculation”).

(ii)   Seller Companies shall have forty-five (45) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein.  During the Review Period, Seller Companies and their Representatives shall have the right to inspect the Division’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Division Revenue or Division Gross Profit, as applicable, and the resulting Earn-Out Payment.  Prior to the expiration of the Review Period, either Seller Company may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer.  Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by such Seller Company and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If the Seller Companies fail to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto.  If a Seller Company timely delivers an Earn-Out Calculation Objection Notice, Buyer and Seller Companies shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Division Revenue or Division Gross Profit, as applicable, and the Earn-Out Payment for the applicable Calculation Period.  If Buyer and Seller Companies are unable to reach agreement within fifteen (15) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Auditor.  The Auditor shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in any event no longer than thirty (30) days after such submission to the Auditor, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice.  If unresolved disputed items are submitted to the Auditor, Buyer and the Seller Companies shall furnish to the Auditor such work papers, schedules and other documents and information relating to the unresolved disputed items as the Auditor may reasonably request.  The Auditor shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Seller Companies, and not by independent review.  The resolution of the dispute and the calculation of Division Revenue or Division Gross Profit, as applicable, which are the subject of the applicable Earn-Out Calculation Objection Notice by the Auditor shall be final and binding on the parties hereto.  The fees and expenses of the Auditor shall be borne by Seller Companies, on the one hand, and Buyer, on the other hand, in proportion to the amounts by which their respective calculations of Division Revenue or Division Gross Profit, as applicable, differ from Division Revenue or Division Gross Profit, as applicable, as finally determined by the Auditor.

(c)   Timing of Payment of Earn-Out Payments.  Subject to Section 2.8(f), any Earn-Out Payment that Buyer is required to pay pursuant to Section 2.8(a) hereof shall be paid no later than ten (10) Business Days following the date upon which the determination of Division Revenues or Division Gross Profit, as applicable, for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.8(b)(ii) (including any final resolution of any dispute raised by a Seller Company in an Earn-Out Calculation Objection Notice).

(d)   Method of Payment of Earn-Out Payments.

(i)   Other than the 2019-B Earn-Out Payment, all Earn-Out Payments shall be paid to the Seller Companies in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller Companies in writing.

(ii)   The 2019-B Earn-Out Payment shall be paid as follows:

(A)   An amount equal to one-third (1/3) of the 2019-B Earn-Out Payment shall be paid to the Seller Companies in cash by wire transfer of immediately available funds to the account or accounts designated by the Seller Companies in writing.

(B)   An amount equal to two-thirds (2/3) of the 2019-B Earn-Out Payment shall be payable in the form of and subject to the terms and conditions of a promissory note, substantially in the form attached hereto as Exhibit C (the “2019 Earn-Out Promissory Note”), subject to the Buyer’s right of set-off pursuant to Section 7.6.

(e)   Post-closing Operation of the Business.  Subject to the terms of this Agreement, including Section 6.1, and the other Ancillary Agreements, subsequent to the Closing, Buyer shall have discretion with regard to all matters relating to the operation of the Division; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-Out Payments hereunder.

(f)   Right of Set-off.  Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.8 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Article VII of this Agreement or any other Agreement.

(g)   No Security.  The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) none of Seller Companies nor the Stockholder shall have any rights as a securityholder of Buyer as a result of the Seller Companies’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment, except pursuant to the terms of the 2019 Earn-Out Promissory Note.

2.9   Closing; Deliveries.

(a)   The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at 10:00 a.m. Pacific Time on the date hereof (the “Closing”), or at such other time and/or date as the Buyer and the Seller Companies may agree in writing, to be held at the offices of Greenberg Traurig, LLP, 1840 Century Park East, Suite 1900, Los Angeles, California 90067.  The date on which the Closing takes place is referred to herein as the “Closing Date”.

(b)   At the Closing, the Seller Companies shall deliver, or cause to be delivered, to the Buyer the following:

(i)   a bill of sale for the Purchased Assets, in the form attached hereto as Exhibit D (the “Bill of Sale”), duly executed by each Seller Company;

(ii)   the Assignment and Assumption Agreement, in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”), duly executed by each Seller Company;

(iii)   an instrument or instruments of assignment of Seller Intellectual Property, in the form or forms attached hereto as Exhibit F (the “Assignment of Intellectual Property”), duly executed by each Seller Company;

(iv)   certified copies of the Seller Articles of Incorporation and the Seller Bylaws, such certification to be made by a duly authorized officer of each Seller Company;

(v)   certified resolutions of the Board of Directors and the Stockholder of each Seller Company adopting and approving this Agreement, the Ancillary Agreements and the Transactions, such certification to be made by a duly authorized officer of such Seller Company;

(vi)   a certificate of existence of each Seller Company from the Secretary of State of the State of California dated within five (5) days prior to the Closing Date;

(vii)   a certificate of non-foreign status described in Treasury Regulations Section 1.1445-2(b)(2), duly executed by each Seller Company; and

(viii)   such other documents, in form and substance satisfactory to the Buyer, as the Buyer may reasonably request to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in possession of the Purchased Assets, duly executed by each Seller Company.

(c)   At the Closing, the Buyer shall deliver or cause to be delivered to the Seller Companies or other indicated Person the following:

(i)   the Closing Promissory Note in accordance with Section 2.7(a), duly executed by the Buyer;

(ii)   the Assignment and Assumption Agreement, duly executed by the Buyer; and

(iii)   to the Stockholder, the Employment Agreement, substantially in the form attached hereto as Exhibit G (the “Spiegel Employment Agreement”), duly executed by the Buyer.

(d)   At the Closing, the Stockholder shall deliver or cause to be delivered to the Buyer the Spiegel Employment Agreement, duly executed by the Stockholder.

2.10   Initial Cash Payment.  On or before the tenth (10) calendar day after the Closing, the Buyer shall deliver or cause to be delivered to the Seller Companies the Initial Cash Payment in accordance with Section 2.7.

2.11   Purchase Price Allocation.  Seller Companies and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf.  Buyer and Seller Companies shall file all tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

2.12   Prorations and Charges.  With respect to any period including the Closing Date, on the Closing Date, the Parties shall prorate and apportion, on a per diem basis, as of the close of business the day before the Closing Date, the real and personal property taxes and assessments, both general and special, for the Purchased Assets, based upon the last available Tax statement, amounts owing for utilities and similar expenses, and amounts owed under any capital leases that are Seller Contracts.  Notwithstanding the foregoing, the parties agree that all Receivables generated by the Business from August 2, 2014 through the Closing shall be paid to Buyer, and all normal operating expenses incurred by the Business for such period shall be paid by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

The Seller Companies and the Stockholder hereby jointly and severally represent and warrant to the Buyer as follows:

3.1   Organization and Qualification.  Each Seller Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and (b) has all power and authority to own, lease and operate the Purchased Assets held by it and to carry on the Business as it is presently conducted.  Neither the character of the Seller Companies’ assets nor the nature of the Business requires any Seller Company to be qualified to do business as a foreign corporation in any jurisdiction outside California.  Each Seller Company has previously made available to the Buyer true and complete copies of such Seller Company’s Articles of Incorporation (together, the “Seller Articles of Incorporation”) and bylaws (the “Seller Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

3.2   Authority.  Each Seller Company has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by each Seller Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller Companies of the Transactions have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which any Seller Company will be a party will be, duly executed and delivered by such Seller Company.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which any Seller Company will be a party will constitute, the legal, valid and binding obligations of such Seller Company, enforceable against such Seller Company in accordance with their respective terms.

3.3   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance by each Seller Company of this Agreement and each of the Ancillary Agreements to which such Seller Company will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the Seller Articles of Incorporation, Seller Bylaws, or any other organizational documents of such Seller Company; (ii) conflict with or violate any Law applicable to such Seller Company, the Business or any of the Purchased Assets, or by which such Seller Company, the Business or any of the Purchased Assets may be bound or affected; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or otherwise adversely affect any rights of any Seller Company or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets.

(b)   No Seller Company is required to file, seek or obtain any Order or Permit of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller Company of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.

3.4   Capitalization.  The Stockholder owns 100% of the equity interests of each of the Seller Companies, no party has any right by agreement, option or otherwise to acquire any of such interests and no such interests are subject to any Encumbrances of any type.

3.5   Title to Assets; Sufficiency of Assets.

(a)   Each Seller Company has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets held by it, free and clear of any Encumbrance, other than Permitted Encumbrances.  The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good, valid and marketable title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)   The Purchased Assets constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted and as proposed to be conducted following the Closing.

3.6   Financial Statements; No Undisclosed Liabilities.

(a)   True and complete copies of the reviewed balance sheet of the Seller Companies and the Business as of December 31, 2013 and the reviewed statements of income and cash flows of the Seller Companies and the Business for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by any reports thereon of the Seller Companies’ external financial reviewer (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Business as of June 30, 2014, and the related statements of income and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached as Schedule 3.6(a) of the Seller Disclosure Schedules attached hereto (collectively, the “Seller Disclosure Schedules”).  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete and have been prepared in accordance with the books and records of the Seller Companies pertaining to the Business, (ii) have been prepared in accordance with sound accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Seller Companies and the Business as of the respective dates thereof and for the respective periods indicated therein, except as in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material.

(b)   Except as and to the extent adequately accrued or reserved against in or disclosed in the unaudited balance sheet of the Seller Companies and the Business as of June 30, 2014 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), no Seller Company has any liability or obligation of any nature arising out of, relating to or affecting the Business, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of any Seller Company and the Business or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to such Seller Company or the Business.

(c)   The books of account and financial records of the Seller Companies pertaining to the Business are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

3.7   Absence of Certain Changes or Events.  Since December 31, 2013, the Seller Companies have conducted the Business only in the ordinary course consistent with past practice, and: (a) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (b) none of the Seller Companies has made any deferral of the payment of any accounts payable, or given any discount, accommodation or other concession in order to accelerate or induce the collection of any Receivable; and (c) none of the Seller Companies has made any material change in the manner in which it extends discounts or credits to customers or otherwise deals with its customers.

3.8   Compliance with Law; Permits.

(a)   Each Seller Company has been and is in compliance in all material respects with all Laws applicable to the conduct or operation of the Business (including, but not limited to, Laws relating to the employment of labor, which includes, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workplace safety, discrimination, immigration and the payment of social security and other Taxes (“Labor Laws”)), and the ownership or use of the Purchased Assets.

(b)   Each Seller Company has obtained all permits, licenses, franchises, approvals, certificates, certifications, consents, waivers, concessions, exemptions, Orders, registrations, notices or other authorizations of any Governmental Authority necessary for each Seller Company to own, lease and operate its properties and to carry on the Business as currently conducted, and all applications therefor and amendments, modifications and renewals thereto (the “Permits”).  There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permits, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions.

3.9   Litigation.  There is no Action pending or, to the Knowledge of the Seller, threatened, (a) in connection with the Business (including, but not limited to, with respect to the employment of labor, which includes, without limitation, any Actions relating to or arising from any applicable Labor Laws) or the Purchased Assets or any Seller Company’s ownership or operation thereof, nor is there any basis for any such Action; (b) against any present or former officer or employee of any Seller Company in such individual’s capacity as such; or (c) seeking to prevent, hinder, modify, delay or challenge any of the Transactions.  There is no Action by any Seller Company pending, or which any Seller Company has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.

3.10   Real Property.  Schedule 3.10 of the Seller Disclosure Schedules sets forth a true and complete list of all Leased Real Property.  No Seller Company owns, nor has any Seller Company ever owned, any real property.  Each Seller Company has good and marketable leasehold title to all Leased Real Property, free and clear of all Encumbrances (except Permitted Encumbrances).  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by any Seller Company or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by any Seller Company or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.  A true and correct copy of all leases with respect to any Leased Real Property, and any and all amendments thereto, have been furnished to the Buyer.

3.11   Personal Property.

(a)   Schedule 3.11 of the Seller Disclosure Schedules set forth a true and complete list of (i) all Personal Property owned by each Seller Company having an original cost of $5,000.00 or more and (ii) each lease or other Contract under which each Seller Company is the lessee of, or holds or operates, any Personal Property owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.

(b)   All of the Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice.  Each item of the Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.  All leased Personal Property is, in all material respects, in the condition required of such property by the terms of the lease applicable thereto.

3.12   Intellectual Property.

(a)   Schedule 3.12 of the Seller Disclosure Schedules sets forth a true and complete list of all Intellectual Property used by, owned (in whole or in part) by, or exclusively licensed to, each Seller Company that is used or held for use in connection with the Business (the “Seller Intellectual Property”), including any pending applications to register any of the Seller Intellectual Property.  The Seller Intellectual Property set forth on Schedule 3.12 of the Seller Disclosure Schedules reflects, without limitation, all the Seller Intellectual Property that is, or has been, used in connection with the Business.

(b)   Each Seller Company owns, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all of the Seller Intellectual Property (other than any Seller Intellectual Property identified on Schedule 3.12 of the Seller Disclosure Schedules as being exclusively licensed to such Seller Company).  All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.12 of the Seller Disclosure Schedules (“Seller Registered IP”) are valid and subsisting and enforceable, and none of the Seller Companies has received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP.

(c)   Neither the activities or operations of the Business nor any of the Seller Companies’ activities or operations in connection with the Business have infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and none of the Seller Companies has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Seller, is there a reasonable basis therefor.

3.13   Taxes.

(a)   All Returns required to have been filed by or with respect to any Seller Company or any of their Affiliates with any Tax Authority have been duly filed, and each such Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon.  All Taxes owed by each Seller Company and their Affiliates, whether or not shown on any Return, have been paid.

(b)   No Seller Company expects any taxing authority to assess any additional Taxes against or in respect of the Business or the Purchased Assets for any past period.  There is no dispute or claim concerning any Tax liability with respect to any Seller Company either (i) claimed or raised by any taxing authority or (ii) otherwise known to such Seller Company.  No issues have been raised in any examination by any taxing authority with respect to any Seller Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.

3.14   Material Contracts.

(a)   The Contracts listed on Schedule 3.14(a) of the Seller Disclosure Schedules constitute all of the current or pending Contracts of the Seller Companies, or by which the Purchased Assets or the Assumed Liabilities are bound or affected, whether written or oral, involving receipts or expenditures in excess of $5,000.00, or relating to any employee, union, labor organization, employee group or similar entity which affects the employment of employees of any Seller Company (collectively the “Material Contracts”).

(b)   Each Material Contract is a legal, valid and binding agreement and is in full force and effect, enforceable against such Seller Company in accordance with its terms.  None of the Seller Companies or any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has any Seller Company received any written claim of any such breach, violation or default.  The Seller Companies have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

(c)   No Material Contract contains any form of non-competition or similar contractual restriction on the Business of any Seller Company.

(d)   None of the Seller Companies has: (i) defaulted in any material manner under a Material Contract; (ii) failed to meet any target date set forth in a Material Contract that resulted in any material Losses; or (iii) failed to satisfy the minimum level of service set forth in a Material Contract, in any such case that resulted in any material Losses (including the loss of that customer relationship or a Material Contract) or default under such Material Contract.

(e)   Following the Closing, the Buyer will be entitled to exercise all of the rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller Companies would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.

3.15   Affiliate Interests; Transactions and Conflicts of Interest.

(a)   No Related Party of any Seller Company:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business; or (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with any Seller Company involving the Business or any of the Purchased Assets.

(b)   None of the Seller Companies or any officer, manager, employee, agent or any other Person acting on behalf of any Seller Company has, directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who was, is, or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction).

3.16   Customers and Suppliers.

(a)   Schedule 3.16(a) of the Seller Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of each Seller Company during the twelve (12) months ended June 30, 2014 and (ii) the amount for which each such customer was invoiced during such period.  None of the Seller Companies has received any notice, and none of the Seller Companies has reason to believe, that any of such customers (x) have ceased or substantially reduced, or will cease or substantially reduce, use of any of the Seller Companies’ products or services, or (y) have sought, or are seeking, to reduce the price such customer will pay for such products or services.  None of such customers has sought, or is seeking, a rebate or reduction in billed or unbilled charges.

(b)   Schedule 3.16(b) of the Seller Disclosure Schedules sets forth a true and complete list of (i) all suppliers of each Seller Company, from which such Seller Company ordered products or services or otherwise engaged with aggregate consideration for each such supplier of $5,000.00 or more during the twelve (12) months ended June 30, 2014, in each case identifying the relationship with such supplier and indicating the type of Contract, whether oral or written, with such supplier and (ii) the amount for which each such supplier invoiced such Seller Company during such period.  None of the Seller Companies has received any notice, and none of the Seller Companies has reason to believe, that there has been any adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to such Seller Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to such Seller Company, subject to general and customary price increases.

3.17   Brokers and Finders.  None of the Seller Companies or any of their Affiliates has incurred any liability for any brokerage fees, commissions or finder’s fees to any broker or finder employed or engaged thereby in connection with the Transactions for which any Seller Company, the Buyer or any of their respective Affiliates would be liable.

3.18   Employee Plans.  Schedule 3.18 of the Seller Disclosure Schedule lists all written and material unwritten Employee Plans.  Each Employee Plan is in compliance in all respects with its terms and the applicable provisions of ERISA, the Code and all other Laws applicable to such Employee Plan.  Each Seller Company has performed, in all respects, all obligations required to have been performed under or with respect to the Employee Plans.  No Employee Plan is, nor do any Seller Company or any ERISA Affiliate had, have or may have any liability or obligation (contingent or otherwise) under, now or at any time: (i) a plan subject to Section 412 of the Code and/or Title IV of ERISA; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (iii) a multiple employer plan subject to Section 413(c) of the Code.  All group health plans of each Seller Company and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and any similar state laws (collectively, “COBRA”) to the extent such requirements are applicable.  None of the Seller Companies has any liability for benefits, including, without limitation, death or medical benefits, to employees following retirement or other termination of service under any of the Employee Plans or otherwise, other than pursuant to COBRA.  The Employee Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, and which are intended to meet the qualification requirements of Section 401(a) of the Code, meet the requirements for such qualification, and the related trusts are exempt from taxation under Section 501(a) of the Code.  None of the Seller Companies or any ERISA Affiliate or any fiduciary, trustee or administrator of any Employee Plan, has engaged in or, in connection with the Transactions, will engage in, any transaction with respect to any Employee Plan which would subject any such Employee Plan, any Seller Company, any ERISA Affiliate or the Buyer to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.  Each Employee Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code.  The Seller Companies and each of their Affiliates have, for purposes of each Employee Plan and for all other purposes, correctly classified all individuals performing services for any Seller Company as common law employees, leased employees, independent contractors or agents, as applicable.

3.19   Representations Complete.  None of the representations or warranties made by the Seller Companies or the Stockholder herein or in any exhibit or schedule hereto, including the Seller Disclosure Schedules, or in any certificate furnished by any Seller Company pursuant to this Agreement or any Ancillary Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants, with respect to herself, to the Buyer as follows:

4.1   Authority.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Stockholder or any Affiliate of the Stockholder will be a party will be, duly executed and delivered by the Stockholder or such Affiliate, as the case may be.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Stockholder or any Affiliate of the Stockholder will be a party will constitute, the legal, valid and binding obligations of the Stockholder or such Affiliate, enforceable against the Stockholder or such Affiliate in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2   Authority to Bind the Seller Companies.  The Stockholder authorizes the officers of each Seller Company (and each of them acting alone) to take or cause to be taken all actions and to execute and deliver this Agreement, each of the Ancillary Agreements to which such Seller Company is a party, and all such instruments, notices or filings which the officers of such Seller Company (or any one or more of them), approves as necessary or desirable in connection with the foregoing, the taking of action or the execution and delivery of any such instrument to be conclusive evidence of such approval on behalf of such Seller Company.

4.3   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance by the Stockholder of this Agreement and each of the Ancillary Agreements to which the Stockholder will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate any Law applicable to the Stockholder; or (ii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any Contract to which the Stockholder is a party.

(b)   The Stockholder is not required to file, seek or obtain any Order or Permit of or with any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement and each of the Ancillary Agreements to which the Stockholder will be party or the consummation of the Transactions.

4.4   Litigation.  The Stockholder is not a party to or subject to the provisions of any Order of any Governmental Authority.  There is no Action pending or, to the Knowledge of the Stockholder, threatened against the Stockholder seeking to prevent, hinder, modify, delay or challenge any of the Transactions to which the Stockholder will be party.

4.5   Brokers and Finders.  The Stockholder has not incurred any liability for any brokerage fees, commissions or finder’s fees to any broker or finder employed or engaged by the Stockholder in connection with the Transactions for which any Seller Company, the Buyer or any of their respective Affiliates would be liable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller Companies as follows:

5.1   Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2   Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Transactions have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will be, duly and validly executed and delivered by the Buyer.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the articles of incorporation or bylaws of the Buyer; (ii) conflict with or violate any Law applicable to the Buyer; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Contract to which the Buyer is a party.

(b)   The Buyer is not required to file, seek or obtain any Order or Permit of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the Transactions.

5.4   Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.5   Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.6   Brokers and Finders.  Buyer has not engaged any broker, finder, sales agent or similar party in connection with this transaction.

ARTICLE VI
COVENANTS

6.1   Transition Period.  For a period of five (5) years following the Closing Date (the “Transition Period”), so long as the Stockholder is employed by the Company, the Business (including the Purchased Assets and the Assumed Liabilities) will be operated as a division (the “Division”) of the Buyer, separate from Buyer’s other operations, consistent with past practices, unless the Stockholder and the Company shall agree otherwise.  The Division will begin operating out of Buyer’s headquarters located at 21050 Califa Street, Woodland Hills, California within forty-five (45) days following the Closing Date.  The Parties will work in good faith to integrate the Division into the operations of Buyer no later than January 1, 2015, and at minimum will have completed a plan to accomplish such integration no later than January 1, 2015.

6.2   Covenants Regarding Information.  For a period of seven (7) years following the Closing, each of the Seller Companies and the Stockholder shall:  (a) retain all books and records of the Seller Companies which relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing; and (b) upon reasonable notice, afford the Buyer and its officers, managers, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) full access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books and records.

6.3   Non-Competition; Non-Solicitation.  Each Seller Company and the Stockholder agrees that during the five (5) years following the Closing (the “Restricted Period”), none of such Seller Companies or the Stockholder (except in her capacity as an employee of the Buyer):

(a)   shall, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, director, advisor, co-venturer or otherwise, compete or engage in any business anywhere in the world that offers products or services of the kind offered by the Business as it exists on the Closing Date, or undertake any planning for any business or other enterprise that is competitive with the Business, in any geographic region in which the Business is currently conducted.  Immediately upon the Closing, each Seller Company and the Stockholder (except in her capacity as an employee of the Buyer) will cease using the names “DirectEd,” “DirectEd Solutions,” and “DirectEd Specialized Services,” except for the purpose of collecting Receivables in accordance with Section 6.5(b).

(b)   will or will assist any other Person to, (i) hire or solicit for hiring any employee of a Seller Company, the Buyer, or any of their respective Affiliates who work or are engaged in connection with the Business, or seek to persuade any such employee to discontinue employment, or (ii) solicit or encourage any independent contractor providing services in connection with the Business to terminate or diminish its relationship with the Business.

(c)   shall, directly or indirectly, solicit or encourage any customer or supplier of the Business to terminate or reduce in any material manner its relationship with the Business or to conduct with anyone else any business or activity which such customer or supplier conducts in connection with the Business.

Each of the Seller Companies and the Stockholder acknowledges that, were it or she to breach any of the covenants contained in this Section 6.3, the damage to the Buyer would be irreparable.  Each of the Seller Companies and the Stockholder therefore agrees that the Buyer shall be entitled to enforce this Agreement and, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by such Seller Company or such Stockholder of any of said covenants, without having to post bond, together with reasonable attorney’s fees incurred in enforcing its rights hereunder.  Each of the Seller Companies and the Stockholder further agrees that in the event that any provision of this Section 6.3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law.

6.4   Confidentiality.  From and after the Closing Date, each of the Seller Companies and the Stockholder shall hold, and shall cause its or their respective Representatives to hold, in confidence any and all Confidential Information, and not to disclose any such information to any party, or to use any such information except in connection with the operation of the Business following the Closing.

6.5   Collection of Receivables; Payment of Liabilities.

(a)   Each Seller Company shall, and the Stockholder shall cause each Seller Company to, use its best efforts to maintain positive relations with its customers and clients following the Closing, including, but not limited to, those customers and clients with outstanding Receivables at the time of Closing.

(b)   Each Seller Company shall, and the Stockholder shall cause each Seller Company to, collect Receivables in the ordinary course of business, in a commercially reasonable manner following the Closing.  None of the Seller Companies or the Stockholder shall submit any Receivables to a collection agency without Buyer’s consent, which shall not unreasonably be withheld.

(c)   Each Seller Company shall, and the Stockholder shall cause each Seller Company to, pay or otherwise satisfy in the ordinary course of business all of the Excluded Liabilities to which such Seller Company is subject.

(d)   During any Calculation Period, Buyer shall use its commercially reasonable efforts to collect in the ordinary course of business all accounts receivable incurred during such Calculation Period.

6.6   Bulk Transfer Laws.  The Buyer hereby waives compliance by the Seller Companies with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer (other than any obligations with respect to the application of the proceeds therefrom).  The Seller Companies and the Stockholder shall jointly and severally indemnify the Buyer against any and all liabilities that may be asserted by third parties against the Buyer as a result of any Seller Company’s noncompliance with any such Law.

6.7   Public Announcements.  None of the Seller Companies, the Stockholder or their respective Affiliates shall issue or make any press release or other public statement with respect to the Transactions.

6.8   Tax Allocation.  Each Seller Company shall timely report and pay all property and ad valorem Taxes with respect to the Purchased Assets to the extent such Taxes are due and payable on or before the Closing Date.  All property and ad valorem Taxes and similar ad valorem obligations levied with respect to the Purchased Assets due and payable in the calendar year in which the Closing occurs shall be apportioned between such Seller Company, on the one hand, and the Buyer, on the other hand, as of the Closing Date based on the number of days of such calendar period included in the period through and including the Closing Date (“Pre-Closing Tax Period”) and the number of days of such calendar year included in the period commencing on the day after the Closing Date (the “Post-Closing Tax Period”).  Such Seller Company shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Any deduction generated by payments to Seller Company employees in connection with the Closing will be allocated to the Pre-Closing period.

6.9   Name Change.  The Stockholder will promptly, but in any event no longer than ten (10) days following the Closing Date, cause the Seller Companies to change their corporate names with the Secretary of State of California and any state in which it does business and the Internal Revenue Service to remove any usage of “DirectEd,” “DirectEd Solutions,” or “DirectEd Specialized Services,” or any or any similar company name or variation thereof.

6.10   Employees.  The Seller Companies will terminate all employees associated with the Business (the “Business Employees”) as of August 30, 2014.  Buyer will hire all of the Business Employees on August 31, 2014.  The Business Employees hired by Buyer shall be eligible to participate in the employee benefit plans and programs that Buyer’s parent company offers to similarly situated employees as of the Closing Date (collectively, the “Buyer Plans”), subject to the eligibility and participation requirements set forth in such Buyer Plan.  In addition, all Business Employees hired by Buyer will be given credit for prior service with the Seller Companies for purposes of eligibility and vesting (but not benefit accrual) under the Buyer Plans.  Seller Companies will be responsible for the payment of all wages and other remuneration due to the Business Employees with respect to their services as employees of the Seller Companies through the close of business on the Closing Date, including all accrued vacation pay, sick pay, and other paid time off earned prior to the Closing Date.  Schedule III sets forth, with respect to each Business Employee, such employee’s (i) base salary and (ii) annual bonus targets as of the Closing Date.

ARTICLE VII
INDEMNIFICATION

7.1   Survival of Representations and Warranties.  The representations and warranties of the Seller Companies, the Stockholder, and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto in connection with the Transactions shall be continuing and survive the Closing until thirty-six (36) months following the Closing Date; provided, however, that: (a) all of the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.4 (Capitalization), 3.5 (Title to Assets; Sufficiency of Assets), 3.17 (Brokers and Finders), 4.1 (Authority), 4.2 (Authority to Bind the Seller Companies), and 4.5 (Brokers and Finders), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive indefinitely; and (b) all of the representations and warranties set forth in 3.13 (Taxes) and 3.18 (Employee Plans) shall survive until the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). The representations and warranties referenced in clauses (a) and (b) of this Section 7.1 shall collectively be referred to herein as the “Core Representations.”  If any claim is made hereunder with respect to any representations and warranties prior to the expiration of the survival period for such representation and warranty, such representation and warranty shall survive as to such claim until such claim has been finally resolved.  No claim may be asserted against an Party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the applicable survival period set forth in this this Section 7.1 has expired, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

7.2   Indemnification by the Seller Companies and the Stockholder.  The Seller Companies and the Stockholder, jointly and severally, shall save, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, prosecuting, preparing or defending the foregoing) (collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)   any inaccuracy in or breach of any representation or warranty made by the Seller Companies or the Stockholder contained in this Agreement or any Ancillary Agreement or any other document delivered pursuant hereto or thereto or in connection with any of the Transactions;

(b)   any breach or non-fulfillment of any covenant or agreement by any Seller Company or the Stockholder contained in this Agreement or any Ancillary Agreement or any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with any of the Transactions;

(c)   any Excluded Asset or Excluded Liability; and

(d)   the operation of the Business prior to the Closing.

7.3   Indemnification by the Buyer.  The Buyer shall save, defend, indemnify and hold harmless the Seller Companies and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)   any inaccuracy in or breach of any representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any other document delivered pursuant hereto or thereto or in connection with any of the Transactions;

(b)   any breach or non-fulfillment of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with any of the Transactions; and

(c)   after the Closing, any Assumed Liability.

7.4   Certain Limitations.

(a)   The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by an Indemnified Party under insurance policies with respect to such Losses.  Nothing herein shall require any party to carry any specific type of amount of insurance.

(b)   Each Party shall take all commercially reasonable steps to mitigate Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

7.5   Procedures.  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”).  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnified Party may defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.  In the event of any breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Material Adverse Effect,” for purposes of determining the amount of any Losses with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or a “Material Adverse Effect” contained therein.

7.6   Right of Set-off.  Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to the Closing Promissory Note, the 2019 Earn-Out Promissory Note, or Section 2.8 hereof the amount of any Losses to which any Buyer Indemnified Party may be entitled under this Article VII.

7.7   Remedies.  Subject to Section 6.3, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation or warranty set forth herein shall be pursuant to the indemnification provisions set forth in this Article VII.  Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct, or with respect to a breach of any covenant or other agreement set forth in this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

8.1   Fees; Expenses and Transfer Taxes.

(a)   All fees and expenses incurred in connection with or related to this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such fees or expenses; provided, that no such fees and expenses payable by any Seller Company shall be paid from any assets otherwise transferable to the Buyer pursuant hereto.

(b)   The Seller Companies shall be liable for and shall pay all Transfer Taxes resulting from the Transactions.  “Transfer Tax” means any Tax imposed on the transferor or transferee of property by any taxing jurisdiction by reason of the transfer, or any Tax that becomes a lien on the property transferred by reason of the transfer, including, without limitation, any stamp duty, sales, use or excise Tax, real estate transfer taxes or Taxes of a similar nature, including any interest, penalties or additions to Tax that become payable with respect to such Tax.

8.2   Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

8.3   Waiver.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

8.4   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to the Buyer, to:	Mediscan, Inc. 21050 Califa Street Woodland Hills, CA 91367 Attn: Dennis Ducham Facsimile: (818) 264-1934 Email: dennisd@mediscan.net

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 1840 Century Park East Suite 1900 Los Angeles, CA 90067 Attention: Mark J. Kelson Facsimile: (310) 586-0556 E-mail: kelsonm@gtlaw.com

(ii) if to a Seller Company, to:	[Address]

with a copy (which shall not constitute notice) to:	[_______________]

(iii) if to the Stockholder, to:	Mihal Spiegel [6303 Owensmouth Ave., 10th Fl. Woodland Hills, CA 91367] [email]

with a copy (which shall not constitute notice) to:	[_______________]

8.5   Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

8.6   Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written and oral agreements with respect to the subject matter hereof and thereof.

8.7   No Third-Party Beneficiaries.  Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

8.8   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of California, without giving effect to the conflict of laws principles that would apply the Law of any other state.

8.9   Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before an arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules.  Judgment on any arbitration award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

8.10   Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller Companies and the Stockholder; provided, further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.11   Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.12   Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

8.13   Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.14   Facsimile Signature.  This Agreement may be executed by facsimile or PDF signature, and a facsimile or PDF signature shall constitute an original for all purposes.

8.15   No Presumption Against Drafting Party.  Each of the Buyer, on one hand, and the Seller Companies and the Stockholder, on the other hand, acknowledges that each such Party has been represented by their own separate respective counsel in connection with this Agreement and the Transactions.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the drafting Party has no application and is expressly waived by each Party.

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IN WITNESS WHEREOF, each of the Buyer, the Seller Companies, and the Stockholder have caused this Agreement to be executed as of the date first written above either in their individual capacity or by their respective officers thereunto duly authorized, as applicable.

BUYER:

Mediscan, Inc.,
a California corporation

By: /s/ Emily Serebryany
Emily Serebryany
President

SELLER COMPANIES:

DirectEd Solutions Inc.,
a California corporation

By: /s/ Mihal Speigel
Mihal Spiegel
Authorized Representative

DirectEd Specialized Services Inc.,
a California corporation

By: /s/ Mihal Spiegel
Mihal Spiegel
Authorized Representative

STOCKHOLDER:

/s/ Mihal Spiegel
Mihal Spiegel

DirectEd
Signature Page to Asset Purchase Agreement